EXHIBIT 99.1

US Ecology Announces Fourth Quarter and Full Year 2018 Results

FOURTH QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

•	Revenue $157.5 million, up 18%
•	Base Business growth of 5%; Event Business growth of 1%
•	Field and Industrial Services revenue growth of 38%
•	Net income of $13.7 million
•	Diluted earnings per share of $0.62
•	Adjusted earnings per share of $0.65, down 11%
•	Pro Forma adjusted EBITDA of $33.4 million, down 7%

FULL YEAR HIGHLIGHTS COMPARED TO PRIOR YEAR:

•	Revenue $565.9 million, up 12%
•	Base Business growth of 7%; Event Business down 3%
•	Field and Industrial Services revenue growth of 20%
•	Net income of $49.6 million
•	Diluted earnings per share of $2.25
•	Adjusted earnings per share of $2.32, up 35%
•	Pro Forma adjusted EBITDA of $125.4 million, up 10%

2019 BUSINESS OUTLOOK:

•	Diluted earnings per share expected to range from $2.09 to $2.41 per share
•	Adjusted EBITDA expected to range from $135 million to $145 million
•	Effective income tax rate expected to be 27%
•	Capital expenditures expected to range from $55 million to $60 million
•	Free cash flow expected to range from $45 million to $50 million

BOISE, Idaho, Feb. 21, 2019 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ: ECOL) (“the Company”) today reported total revenue of $157.5 million and net income of $13.7 million, or $0.62 per diluted share for the quarter ended December 31, 2018.  Adjusted earnings per share, which also excludes discrete income tax adjustments, foreign currency translation gains and losses and business development expenses, was $0.65 per diluted share in the fourth quarter of 2018, down 11% from the quarter ended December 31, 2017.

“Our fourth quarter ended on an up note, topping off a strong year, especially given the difficult comparison to the fourth quarter in 2017 and the headwinds faced at our Idaho facility which was non-operational for half of the quarter,” commented Chairman and Chief Executive Officer, Jeff Feeler.  “Our base business grew 5% during the quarter which was stronger than anticipated, and we also saw growth in our Event Business despite a challenging comparison to the fourth quarter of 2017. Our Field and Industrial Services segment saw continued strength across its service lines, posting 38% revenue growth over the same quarter last year.”

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Total revenue for the fourth quarter of 2018 of $157.5 million was up 18% from $133.7 million in the same quarter last year. Revenue for the Environmental Services (“ES”) segment was $108.1 million for the fourth quarter of 2018, up from $97.8 million in the fourth quarter of 2017. This increase consisted of 6% growth in treatment and disposal (“T&D”) revenue and 30% growth in transportation revenue compared to the fourth quarter of 2017. Revenue for the Field and Industrial Services (“FIS”) segment was $49.5 million for the fourth quarter of 2018, up 38% from $35.9 million in the same period of 2017, reflecting our acquisition of the Dallas, TX and Midland, TX locations as well as stronger overall market conditions.

Gross profit for the fourth quarter of 2018 was $45.7 million, down 4% from $47.6 million in the same quarter last year. Gross profit for the ES segment was $39.2 million in the fourth quarter of 2018, down from $42.5 million in the same quarter of 2017. T&D gross margin for the ES segment was 43% for the fourth quarter of 2018, compared to 47% for the fourth quarter of 2017. The decrease was partially attributable to our Idaho facility being non-operational for a portion of the quarter as well as $2.6 million in business interruption insurance proceeds recognized in the fourth quarter of 2017. Gross profit for the FIS segment in the fourth quarter of 2018 was $6.5 million. This compares to gross profit of $5.2 million in the fourth quarter of 2017, representing year-over-year improvement of 26%. FIS gross margin for the fourth quarter of 2018 was 13% compared to 14% in the fourth quarter of 2017 driven primarily by a less favorable service mix in our industrial services business.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2018 was $25.3 million compared with $22.3 million in the same quarter last year. The increase was due to higher labor and incentive compensation costs, consulting and professional services fees and higher bad debt expense in the fourth quarter of 2018 compared to the fourth quarter of 2017.

Operating income for the fourth quarter of 2018 was $20.4 million compared to $16.4 million in the fourth quarter of 2017, which included an $8.9 million impairment charge on the airport recovery business within the Environmental Services segment as a result of continued unfavorable winter weather conditions resulting in reduced collection of deicing fluid and depressed commodity prices for recovered solvent.

Net interest expense for the fourth quarter of 2018 was $3.2 million, up from $2.8 million in the fourth quarter of 2017. The increase was the result of higher outstanding debt levels in the fourth quarter of 2018 compared to the fourth quarter of 2017 due to the acquisition of US Ecology Winnie in November of 2018 as well as a higher interest rate on the variable portion of our outstanding debt.

The Company’s consolidated effective income tax rate for the fourth quarter of 2018 was 23.0% compared to 36.0% in the fourth quarter of 2017, when excluding the non-deductible impairment charge and adjustments related to income tax reform passed in the fourth quarter of 2017.  The decrease was primarily due to the reduction in the U.S. corporate tax rate from 35% to 21% at the end of 2017.  Also contributing to the lower effective rate was the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns.

Net income for the fourth quarter of 2018 was $13.7 million, or $0.62 per diluted share, compared to net income of $30.8 million, or $1.40 per diluted share, in the fourth quarter of 2017. A significant portion of the decrease in net income and diluted earnings per share compared to the fourth quarter of 2017 relates to adjustments to income tax expense associated with changes in our deferred tax liabilities as a result of tax reform at the end of 2017. Tax reform favorably impacted net income by approximately $23.8 million and diluted earnings per share by approximately $1.08 in the fourth quarter of 2017. Adjusted earnings per share was $0.65 per diluted share in the fourth quarter of 2018 compared to $0.73 per diluted share in the fourth quarter of 2017.

Adjusted EBITDA for the fourth quarter of 2018 was $32.9 million, down 8% from $35.7 million in the same period last year. Pro Forma adjusted EBITDA, which excludes business development expenses, was $33.4 million in the fourth quarter of 2018 compared to $35.8 million in the fourth quarter of 2017.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

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2018 RESULTS

Total revenue for 2018 grew 12% to $565.9 million compared to $504.0 million in 2017. ES segment revenue was $400.7 million for 2018, up from $366.3 million in 2017.  This consisted of a 7% increase in T&D revenue and an 18% increase in transportation revenue compared to last year. Revenue for the FIS segment was $165.3 million in 2018 compared to $137.7 million in 2017, reflecting our acquisition of the Dallas and Midland locations as well as stronger overall market conditions.

Gross profit for 2018 was $170.1 million, up from $153.1 million in 2017. Gross profit for the ES segment was $147.5 million in 2018, up from $135.0 million in 2017. T&D gross margin for the ES segment was 42% in 2018, up from 40% in 2017.  Gross profit for the FIS segment in 2018 was $22.6 million compared with $18.2 million in 2017.  Gross margin for the FIS segment was 14% in 2018 compared to 13% in 2017.  The increase was due to additional contract wins and associated revenue in our small quantity generation services and total waste management businesses, stronger market conditions in our remediation business and the acquisition of our Dallas and Midland locations.

SG&A expense for 2018 was $92.3 million compared with $84.5 million in 2017. The increase in SG&A expense was primarily due to higher labor and incentive compensation, higher professional and consulting services and higher bad debt expense in 2018 compared to 2017.

During the third quarter of 2018, the Company recognized a $3.7 million non-cash goodwill and intangible asset impairment charge on its mobile solvent recycling business within our Environmental Services segment as a result of declining business and cash flows.  The fourth quarter of 2017 includes an $8.9 million non-cash goodwill and intangible asset impairment charge on the airport recovery business.

Operating income was $74.1 million for 2018, up 24% from $59.8 million in 2017. Excluding the non-cash goodwill and intangible asset impairment charges of $3.7 million and $8.9 million taken in 2018 and 2017, respectively, operating income increased 13% compared to 2017.

Net interest expense for 2018 was $11.9 million, down from $18.1 million in 2017. Interest expense for 2017 included a non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to a former credit facility that was refinanced in April 2017.  Excluding the non-cash deferred financing fees charge, interest expense decreased primarily from the lower interest rate on our new credit facility.

The Company’s consolidated effective income tax rate for 2018 was 23.5% compared to 36.0% in 2017 when excluding the non-deductible impairment charge and the impact of income tax reform passed in 2017. The decrease was primarily due to the reduction in the U.S. corporate tax rate from 35% to 21% at the end of 2017.  Also contributing to the lower effective rate was the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns.

Net income was $49.6 million, or $2.25 per diluted share, in 2018 compared to $49.4 million, or $2.25 per diluted share, in 2017. Adjusted earnings per share was $2.32 per diluted share for 2018 compared to $1.72 per diluted share for 2017. Adjusted EBITDA was $124.7 million in 2018, up 10% from $113.8 million in 2017. Pro Forma adjusted EBITDA, which excludes business development expenses, was $125.4 million in 2018 compared to $114.3 million in 2017.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2019 OUTLOOK

"The strong performance we experienced in the fourth quarter and for the full year of 2018 is expected to continue in 2019,” commented Feeler.  “Underlying business conditions remain solid across our segments, various service lines and geographies.  Acquisitions completed in 2018 are performing well and will be additive to our base line growth in 2019. We enter 2019 facing a strong headwind with our Grand View, Idaho facility.  Though our Grand View facility resumed landfill operations in February 2019, we do not anticipate treatment operations to resume until the second half of the year. Plans to re-route materials as necessary to other US Ecology facilities continue while we work through the rebuilding process. While recoveries from insurance for property damage and from business interruption are anticipated, timing and amounts are difficult to estimate. Despite this headwind, we are seeing tremendous opportunities and growth elsewhere in our business to generate double digit adjusted EBITDA growth in 2019.”

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Based on current business conditions, management is projecting 2019 earnings per diluted share between $2.09 and $2.41. We expect that our adjusted EBITDA will range from $135 million to $145 million, reflecting growth of up to 16%, compared to 2018 Pro Forma adjusted EBITDA of $125.4 million.

2019 revenue is anticipated to range from $583 million to $627 million, compared to $565.9 million in 2018. This is expected to be comprised of ES segment revenue between $408 million and $438 million and FIS segment revenue between $175 million and $189 million.  ES segment Base Business is expected to grow in the range of 3-5% over 2018 and we continue to see a healthy Event Business pipeline giving us confidence we should see double digit growth over 2018.  Our Field and Industrial Services segment is expected to see strong growth in small quantity generation, managed services and industrial and emergency response services.

We anticipate our consolidated effective tax rate for 2019 to be approximately 27%.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2019
(in thousands)	Low	High

Net Income	$46,505	$53,510
Income tax expense	17,045	19,740
Interest expense	15,590	15,590
Interest income	(10)	(10)
Other income	(360)	(360)
Depreciation and amortization of plant and equipment	34,820	35,120
Amortization of intangible assets	12,115	12,115
Accretion and non-cash adjustments of closure & post-closure obligations	4,380	4,380
Stock-based compensation	4,915	4,915
Adjusted EBITDA	$135,000	$145,000

Projections exclude any foreign currency translation gains or losses, business development expenses or other unusual transactions.  Our earnings guidance also contemplates our current assumptions on the timing of resumption of treatment activities at our Idaho facility in 2019.

2019 capital spending is estimated to range from $55 million to $60 million. This amount excludes approximately $8 million of capital spending we plan to incur in rebuilding the damaged infrastructure at our Idaho facility that we expect will be fully recovered through insurance. Approximately 40% of our 2019 capital expenditures will focus on constructing additional landfill disposal space.  Approximately 25% will be focused on high return-on-investment growth projects with the balance targeted to improving infrastructure, replacing equipment at our operating facilities and continuing our information system investment.

Factoring in the above guidance, we anticipate strong free cash flow generation in 2019, approximating $45 million to $50 million compared to $40.7 million in 2018. The 2019 free cash flow guidance range does not include approximately $8 million of capital spending related to rebuild our Idaho facility’s indoor treatment facility that we expect will be fully recovered through insurance. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment (capital expenditures), net of insurance proceeds received from damaged property and equipment.

DIVIDEND

On January 2, 2019, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 18, 2019. The $4.0 million dividend was paid on January 25, 2019.

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CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, February 22, 2019 at 10:00 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 888-204-4368 or 786-789-4783. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through March 1, 2019 by calling 888-203-1112 or 719-457-0820 and using the passcode 5310005.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s comprehensive knowledge of the waste business, its collection of waste management facilities and focus on safety, environmental compliance, and customer service enables us to effectively meet the needs of our customers and to build long lasting relationships. US Ecology and its predecessor companies have been in business for more than 65 years and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include an accident at one of our facilities, incidents resulting from the handling of dangerous substances, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, the realization of anticipated benefits from acquired operations, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our ability or the timing of reconstructing and receiving regulatory approvals for the reopening of the Grand View, Idaho treatment facility, the timing or amount of insurance recoveries associated with the reconstruction and business interruption losses for the Grand View, Idaho treatment facility, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

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US ECOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue
Environmental Services	$108,050	$97,753	$400,678	$366,308
Field & Industrial Services	49,491	35,944	165,250	137,734

Total	157,541	133,697	565,928	504,042

Gross profit
Environmental Services	39,194	42,463	147,475	134,968
Field & Industrial Services	6,481	5,162	22,619	18,159

Total	45,675	47,625	170,094	153,127

Selling, general & administrative expenses
Environmental Services	5,616	6,120	22,542	24,185
Field & Industrial Services	3,272	1,692	10,742	9,278
Corporate	16,415	14,496	59,056	51,003

Total	25,303	22,308	92,340	84,466

Impairment Charges
Environmental Services	–	8,903	3,666	8,903

Operating income	20,372	16,414	74,088	59,758

Other income (expense):
Interest income	118	13	215	62
Interest expense	(3,348)	(2,770)	(12,130)	(18,157)
Foreign currency gain (loss)	511	(5)	55	516
Other	137	254	2,630	791

Total other expense	(2,582)	(2,508)	(9,230)	(16,788)

Income before income taxes	17,790	13,906	64,858	42,970
Income tax expense (benefit)	4,085	(16,860)	15,263	(6,395)
Net income	$13,705	$30,766	$49,595	$49,365

Earnings per share:
Basic	$0.64	$1.42	$2.27	$2.27
Diluted	$0.62	$1.40	$2.25	$2.25

Shares used in earnings
per share calculation:
Basic	21,957	21,780	21,888	21,758
Diluted	22,109	21,927	22,047	21,902

Dividends paid per share	$0.18	$0.18	$0.72	$0.72

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US ECOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2018	December 31, 2017
Assets

Current Assets:
Cash and cash equivalents	$31,969	$27,042
Receivables, net	144,690	110,777
Prepaid expenses and other current assets	10,938	9,138
Income tax receivable	7,071	–
Total current assets	194,668	146,957

Property and equipment, net	258,443	234,432
Restricted cash and investments	4,941	5,802
Intangible assets, net	279,666	222,812
Goodwill	207,177	189,373
Other assets	3,003	2,700
Total assets	$947,898	$802,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$17,754	$14,868
Deferred revenue	10,451	8,532
Accrued liabilities	35,524	22,888
Accrued salaries and benefits	16,732	14,242
Income tax payable	505	2,970
Current portion of closure and post-closure obligations	2,266	2,330
Total current liabilities	83,232	65,830

Long-term closure and post-closure obligations	76,097	73,758
Long-term debt	364,000	277,000
Other long-term liabilities	2,146	3,828
Deferred income taxes, net	63,206	57,583
Total liabilities	588,681	477,999

Commitments and contingencies

Stockholders’ Equity

Common stock	220	218
Additional paid-in capital	183,834	177,498
Retained earnings	189,324	155,533
Treasury stock	(370)	(68)
Accumulated other comprehensive loss	(13,791)	(9,104)
Total stockholders’ equity	359,217	324,077
Total liabilities and stockholders’ equity	$947,898	$802,076

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US ECOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Year Ended December 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$49,595	$49,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	29,207	28,302
Amortization of intangible assets	9,645	9,888
Accretion of closure and post-closure obligations	3,707	3,026
Impairment charges	3,666	8,903
Unrealized foreign currency loss (gain)	1,211	(1,283)
Deferred income taxes	5,906	(25,309)
Share-based compensation expense	4,366	3,933
Net loss on disposition of assets	370	408
Gain on insurance proceeds from damaged property and equipment	(347)	(1,313)
Unrecognized tax benefits	485	–
Amortization and write-off of debt issuance costs	810	6,009
Amortization and write-off of debt discount	–	667
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	(32,301)	(13,861)
Income tax receivable	(7,072)	4,121
Other assets	(1,187)	(1,328)
Accounts payable and accrued liabilities	14,301	2,012
Deferred revenue	2,059	617
Accrued salaries and benefits	2,476	3,420
Income tax payable	(3,512)	3,921
Closure and post-closure obligations	(1,900)	(1,795)
Net cash provided by operating activities	81,485	79,703

Cash Flows From Investing Activities:
Business acquisitions	(108,382)	–
Purchases of property and equipment	(40,757)	(36,240)
Insurance proceeds from damaged property and equipment	–	1,313
Purchases of restricted investments	(1,023)	(800)
Proceeds from sale of restricted investments	910	835
Proceeds from sale of property and equipment	493	974
Net cash used in investing activities	(148,759)	(33,918)

Cash Flows From Financing Activities:
Proceeds from long-term debt	87,000	281,000
Payments on long-term debt	–	(287,040)
Payments on short-term borrowings	–	(13,438)
Proceeds from short term borrowings	–	11,260
Dividends paid	(15,804)	(15,711)
Proceeds from exercise of stock options	2,427	1,050
Payment of equipment financing obligations	(448)	(377)
Deferred financing costs paid	–	(2,967)
Other	(314)	(121)
Net cash provided by (used in) financing activities	72,861	(26,344)

Effect of foreign exchange rate changes on cash	(1,633)	636

Increase in Cash and cash equivalents and restricted cash	3,954	20,077

Cash and cash equivalents and restricted cash at beginning of period	28,799	8,722

Cash and cash equivalents and restricted cash at end of period	$32,753	$28,799

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EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
•	Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2019 guidance which does not include business development expenses.

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The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months and year ended December 31, 2018 and 2017:

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net Income	$13,705	$30,766	$49,595	$49,365
Income tax expense (benefit)	4,085	(16,860)	15,263	(6,395)
Interest expense	3,348	2,770	12,130	18,157
Interest income	(118)	(13)	(215)	(62)
Foreign currency (gain) loss	(511)	5	(55)	(516)
Other income	(137)	(254)	(2,630)	(791)
Impairment charges	–	8,903	3,666	8,903
Depreciation and amortization of plant and equipment	8,216	7,295	29,207	28,302
Amortization of intangible assets	2,720	2,303	9,645	9,888
Share-based compensation	1,094	978	4,366	3,933
Accretion and non-cash adjustments of closure & post-closure obligations	465	(219)	3,707	3,026
Adjusted EBITDA	$32,867	$35,674	$124,679	$113,810

Business development expenses	530	117	748	500
Pro Forma adjusted EBITDA	$33,397	$35,791	$125,427	$114,310

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the after-tax impact of the gain on the issuance of a property easement, the impact of discrete income tax adjustments, the impact of tax reform, the after-tax impact of non-cash write-off of deferred financing fees related to our former credit agreement, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company’s assessment of goodwill and intangible assets associated with its mobile recycling business in 2018 and airport recovery business in 2017. The property easement gain relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use. The discrete income tax adjustments relate to the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns.  The non-cash write-off of deferred financing fees relates to the write-off of the remaining unamortized fees associated with our former credit agreement which was refinanced in April 2017. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

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We believe excluding the non-cash impairment charges, the discrete income tax adjustments, the impact of tax reform, the gain on issuance of a property easement, the after-tax impact of the non-cash write off of deferred financing fees, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2018 and 2017:

(in thousands, except per share data)	Three Months Ended December 31,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$17,790	$(4,085)	$13,705	$0.62	$13,906	$16,860	$30,766	$1.40

Adjustments:
Plus: Impairment charges	–	–	–	–	8,903	–	8,903	0.41
Less: Impact of tax reform	–	–	–	–	–	(23,778)	(23,778)	(1.08)
Less: Discrete income tax adjustments	–	(442)	(442)	(0.02)	–	–	–	–
Plus: Business development costs	530	(143)	387	0.02	117	(42)	75	–
Non-cash foreign currency translation loss	931	(251)	680	0.03	73	(26)	47	–

As Adjusted	$19,251	$(4,921)	$14,330	$0.65	$22,999	$(6,986)	$16,013	$0.73

Shares used in earnings per diluted share calculation			22,109				21,927

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(in thousands, except per share data)	Year Ended December 31,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$64,858	$(15,263)	$49,595	$2.25	$42,970	$6,395	$49,365	$2.25

Adjustments:
Plus: Impairment charges	3,666	–	3,666	0.17	8,903	–	8,903	0.41
Less: TX land easement gain	(1,990)	512	(1,478)	(0.07)	–	–	–	–
Less: Discrete income tax adjustments	–	(2,146)	(2,146)	(0.10)	–	–	–	–
Less: Impact of tax reform	–	–	–	–	–	(23,778)	(23,778)	(1.08)
Plus: Non-cash write-off of deferred financing fees related to former credit agreement	–	–	–	–	5,461	(1,972)	3,489	0.16
Plus: Business development costs	748	(202)	546	0.03	500	(181)	319	0.01
Non-cash foreign currency translation (gain) loss	1,301	(351)	950	0.04	(1,124)	406	(718)	(0.03)

As Adjusted	$68,583	$(17,450)	$51,133	$2.32	$56,710	$(19,130)	$37,580	$1.72

Shares used in earnings per diluted share calculation			22,047				21,902

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com  www.usecology.com

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